SERVICES AGREEMENT

This Agreement is made on the 31st day of January, 2013, at Shijiazhuang, the People’s Republic of China (the “PRC”) by and among the following parties:

Hebei Chuanglian Finance Leasing Co., Ltd. ( “Party A”)

Registered Address: 322 East Zhongshan Road,Shijiazhuang

Legal representative: Yan Hui Kai

Hebei Shengrong Investment Co., Ltd. (“Party B”)

Registered Address: 322 East Zhongshan Road, Shijiazhuang

Legal representative: Peng Jinyu

WHEREAS:

1.	Party A, a wholly foreign owned enterprise organized and existing under the laws of PRC. (For the purpose of this Agreement, excluded Hong Kong, Macau and Taiwan, hereinafter “PRC”)

2.      Party B, a limited liability company registered and existing under the laws of PRC, holds the ownership interest of Shijie Kaiyuan Auto Trade Co., Ltd (hereinafter “Kaiyuan Auto Trade”) [ in the jurisdiction of china ]  . ( the amount of percentage of ownership hold by Pledgor in Kaiyuan Auto Trade is 2%, and indirectly through Hebei XuHua Trading Co., Ltd. Holds 98%; the cumulative capital contributions are RMB 1.05 Billion, and possesses 100% of the registered capital of Kaiyuan Auto Trade. )

3.	Party A agrees to provide the services in relation to management of the Kaiyuan Auto Trade to Party B; Party B agrees to accept the services hereunder.

NOW THEREFORE, through mutual consultations, the Parties have reached the following agreement:

1.	MANAGEMENT SERVICES: MONOPOLIZED AND EXCLUSIVE RIGHTS AND BENEFITS

1.1	Party A agrees to under the conditions herein provide relevant management services to Party B during the term of this Agreement. (the content of the services set forth in schedule 1.)

1.2	Party B hereby agrees to accept the manage services provided by Party A, and further agrees, he will not accept the manage services aforesaid from any third party without the prior written consent of Party A during the term of this Agreement.

1.3	Party A shall be entitle to possess the monopolistic and exclusive rights and benefits of any rights, title, beneficial interests and intelligence property (including but not limited to copyright, patent right, know-how, commercial secret and any other similar right) in accordance with the performance of this Agreement regardless of the resource of the intelligence property.

1.4	Party B covenants to give Party A or its Affiliates the right of first refusal under the comparable circumstance provides he desire to cooperate with any other enterprise in any business.

2.	OBLIGATIONS

2.1	OBLIGATIONS OF PARTY A

Party A agrees to provide the management services to Party B pursuant to this Agreement timely during the term of this Agreement.

2.2	OBLIGATIONS OF PARTY B

2.2.1	Party B agrees to pay the management services charges (hereinafter “Services Charges”) timely by the way specified in schedule 2.

2.2.2	Party B shall accept and employ the management services provided by Party A in an appropriate and reasonable way.

2.2.3	Party B shall notify Party A in no delay provides the occurrence of events which will affect the ordinary operation of Party B.

2.2.4	Party B hereby authorizes Party A or any person designated by Party A the right to enter the offices or any other business premises of Party B in the reasonable time.

2.2.5	Party B shall not, and shall urge any third party not take actions that will affect adversely the know-how or intelligence property which is provided by Party A under this Agreement.

2.2.6	Party B shall be liable for the obtainment of all the relevant approvals and permissions acquired from the government (if need) in favor of the performance of Party A.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a lawful company registered and existing under the laws of the PRC.

3.1.2	Party A has the authority to execute and perform this Agreement without further approval of any other person or governmental entity, no violation of any applicable laws or binding agreements.

3.1.3	In the event of execution this Agreement constitutes a lawful, valid, binding and enforceable obligation to Party A.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a lawful company registered and existing under the laws of the PRC

3.2.2	Party B has the authority to execute and perform this Agreement without further approval of any other person or governmental entity, no violation of any applicable laws or binding agreements.

3.2.3	In the event of execution this Agreement constitutes a lawful, valid, binding and enforceable obligation to Party B.

4.	CONFIDENTIALITY

4.1	Party B agrees that it will hold all of the confidential data and information (hereinafter “Confidential Information”) in strict confidence, Party B shall not, either during or after the term of this Agreement, disclose, sell or assign to any third party any information without the prior written consent of Party A. In the event of termination, Party B shall, on Party A’s request, return or delete any and all copies of files, data or software which be used as carrier of the confidential information. Disclosure of any Confidential Information by any staff member, agent or consulter hired by Party B shall constitute a disclosure and Party B shall be liable for a breach of this Agreement.

4.2	Said restrictions shall not apply to any Confidential Information which:

4.2.1	Is publicity known at the time of disclosure;

4.2.2	Becomes publicity known, after such disclosure, otherwise than through a breach of this undertaking by Party B;

4.2.3	Can be proved by Party B that it takes it in a proper way , and not take it from Party A , its affiliates or stockholders directly or indirectly;

4.2.4	Is required to be disclosed to government authorities or stock exchanges in accordance with applicable law, stock exchange regulations; or Party B may provide such information to its legal consultant or financial consultant, due to ordinary course of business. However, Party B has to ensure that such legal consultant or financial consultant will follow this Clause on the Confidential Information.

4.3	This term shall survive the termination of this Agreement.

5.	BREACH OF CONTRACT

5.1	The violation of any provisions of this Agreement, or fail to perform the obligations under this Agreement promptly by Party B shall be deemed as breach of contract. In that case Party A may notify Party B in writing, and require Party B to redeem its responsibilities, minimize the impact of the breach and be liable for any claims for damages pursuant to the applicable laws and specifications under this Agreement.

5.2	In the event of non-performance by Party B, subject to his reasonable and objective judgment, Party A shall notify Party B in writing to terminate its performance hereunder temporarily in consideration of impossible or unfair for its performance, until Party B cancel the non-performance, take necessary steps to cure the negative consequence and indemnified the damages according to applicable laws and specifications under this Agreement.

5.3	Party B shall protect, defend, indemnify and hold harmless Party A from and against any and all losses, damages, liabilities, fees and expenses arising from any and all litigation, claim or other request that incurs by reason of or in connection with the management services required by Party B.

5.4	Party B shall be liable for the direct loss, foreseeable indirect loss and the relevant fees, including without limitation attorneys’ fees, litigation fees and travel and lodging fees.

6.	EFFECTIVENESS AND TERM

6.1	This Agreement shall expire in 10 years following the date first above written unless terminated earlier in accordance with the provisions specified in this Agreement or any other relevant agreement signed by Parties.

6.2	The term of this Agreement may be extended for successive ten-year periods without prior written notice of the Party A at the expiration of the Agreement.

7.	TERMINATION

7.1	This Agreement will terminate at the expiration unless renewed pursuant to the relevant provision hereunder.

7.2	This Agreement shall not be terminated by Party B during the term, but Party A can terminate this Agreement at any time without cause, by giving 30 day’s prior written notice to Party B. In the event that this Agreement is early terminated by Party A as a result of Party B’s conduct or cause, the Party B shall indemnify any and all losses incurred by Party A and pay the charges in connected with the services rendered.

7.3	Notwithstanding termination, the rights and obligations under the Clause 4 and Clause 5 shall continue in force.

8.	SETTLEMENT OF DISPUTE

8.1	In the event of any dispute with respect to or in connection with the construction and performance of the provisions of this Agreement, the Parties shall first negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission in Shijiazhuang for binding arbitration. The languages used during arbitration shall be Chinese. The arbitration shall be final and binding on Parties.

8.2	The Parties shall in good faith in all other respects continue their implementation of this Agreement except issues in dispute by Parties.

9. FORCE MAJEURE

9.1	The term “Force Majeure” means any event or circumstance which is beyond a Party’s reasonable control and such Party could not reasonably have avoid or overcome, including but not limitation, government, acts of God, fire, explosion, hurricane, flood, earthquake, tide, bolt or war. However, the inadequacy of capital, credit or finance shall not be deemed as the event or circumstance beyond reasonable control. Upon occurrence of any Force Majeure event, the Party affected shall promptly notify the other Parties and tell him the necessary steps of implement.

9.2	If any Party is prevented by said Force Majeure event from performing its obligations specified in this Agreement, he will exempt from responsibility for performance to the extent delay or prevention. The Party that encounters and event of Force Majeure must take appropriate actions to reduce to the minimum the influence of this event and use its best efforts to recover the performance.

10.	NOTICES

All notices and other communications given or made pursuant hereto shall be in writing in Chinese and deliverer to the address as specified below by personally delivery, registered mail pre-paid post, courier or facsimile transmission.

Party A: Hebei Chuanglian Finance Leasing Co., Ltd.
Address: 322 East Zhongshan Road, Shijiazhuang
Facsimile: 0311-86212162
Telephone: 0311-83821689
Attention: Yan Hui Kai

Party B: Hebei Shengrong Investment Co., Ltd.
Address: 322 East Zhongshan Road, Shijiazhuang
Facsimile: 0311-83819636
Telephone: 0311-83827688
Attention: Peng Jinyu

11.	ASSIGNMENT

The rights and obligations hereunder shall not be assigned by Party B to any other party without Party A’s written consent. Party A has the right to assign the rights and obligations hereunder to any third party subject to deliver a notice to Party B.

12.	SEVERABILITY

If any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect.

13.	AMENDMENT AND SUPPLEMENTARY

No amendment, supplementary or modification of this Agreement shall occur except in writing. The amendment agreement and supplementary agreement that have been signed and sealed by the Parties shall be seemed as a integrate part of this Agreement and have the same validity as this Agreement.

14.	WAIVER

Subject to otherwise specified herein, no delay or omission by any Party in exercising the right, power or privilege hereunder shall be deemed as a waiver of such right, power or privilege. The single or partial exercise of any right, power or privilege shall not preclude any exercise of any other right, power or privilege.

15.	GOVERNING LAW

The application, including without limitation, execution, effectiveness, performance, construction of this Agreement shall be governed by the laws of the PRC.

16.	COUNTERPARTS

This Agreement signed in quadruplicate originals, with each of equally binding force.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

[SIGNATURE PAGE]

Party A: Hebei Chuanglian Finance Leasing Co., Ltd. (seal)

Authorized Representative(signature):

Party B: Hebei Shengrong Investment Co., Ltd. (seal)

Authorized Representative (signature):

SCHEDULE 1

THE CONTENT OF SERVICE

Service Species	Service Content
Vehicle Purchase Management	1. Know brand dealer’s formulate
2. Know manufacturer’s formulate
3. Vehicle subscribe management
4. Trailer subscribe management
5. Vehicle purchase management
6. Pickup service management
7. Payment management
8. Loose type trailer subscribe management
9. After-sale service management
10. Purchase and sale note management
11. Business procedure note management
12. Storage information management
13. Purchase price management
14. Network information release

Vehicle Sale Management	1. Establish of installment mode 2. Installment policy
3. Installment purchase price chart
4. Installment procedure
5. Installment contract regulation
6. Out-of –area attached regulation
7. Dumper purchase regulation
8. Outlander installment regulation
Admin Management	1. Responsibility of functional department
2. Safety guard regulation
3. Standard of behavior
4. Office supplies management
5. Office vehicle management
6. Routine management
7. Office equipment management
8. Office vehicle maintenance regulation
Human Resources Management	1. Staff salary management
2. Payment distribution management
3. Bonus distribution management
4. Business expenditure management
5. Business expenditure implement regulation
6. Allowance regulation
7. Manager replace and leave regulation
8. Performance access regulation
9. Work attendance checking system
10. Job settlement and work standard 11. Sale skill training 12. Mock examination of network sale service 13. Staff enrollment management
Network System Management
1. PC usage management
2. Network office system management
3. Website management 4. Network right limitation management
Finance Management	1. Financial management system 2. Staff reward management 3. Business over fulfill reward regulation 4. Manager business expenditures management 5. Audit management 6. Network finance management

SCHEDULE 2

THE CALCULATION AND PAYMENT OF SERVICE FEES

In consideration of Party A’s performance, Party B shall pay Party A service fee that equal to % to  % of the sales income on yearly basis. The specific ratio (the scope from  % to %) is based on the performance of Party A, and calculates in yearly. The fees in connection with other management and consultant service required by Party B, would be negotiated by both parties. In consideration of the future development of Party B, both parties agree that Party B shall retain the cash and cash equivalent equal no less than RMB,   (hereinafter “The Lowest Cashflow”). In each year, if Party B cannot satisfy The Lowest Cashflow after the payment of the services fee to Party A, Party B shall pay Party A the service fees up to The Lowest Cashflow, the payment of the remaining unpaid portion shall be deferred to the next year together with the service fee of the next year. In the event Party B still cannot satisfy the requirement, Party A is entitled to reduce the current year’s service fees to at least RMB         .